EXHIBIT 2.1

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

Amendment No. 1, dated as of February 22, 2004 (the “Amendment”), to the Agreement and Plan of Merger, dated as of September 17, 2003 (as amended hereby, the “Merger Agreement”), among AIMA Acquisition Co., a Delaware corporation (“Merger Sub”), AXA Financial, Inc., a Delaware corporation (“AFI”) and The MONY Group Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub, AFI and the Company have heretofore entered into the Merger Agreement providing, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of AFI;

WHEREAS, Merger Sub, AFI and the Company have agreed to amend certain provisions of the Merger Agreement;

WHEREAS, in connection with such amendment, the Company and certain of its executive officers have entered into agreements reducing certain restricted stock awards otherwise payable to such executive officers if the Merger is consummated;

WHEREAS, Merger Sub, AFI and the Company entered into a Consent and Waiver Letter Agreement dated as of February 4, 2004 (the “Letter Agreement”), with respect to the Company’s ability to declare and pay a dividend under Section 6.2 of the Merger Agreement; and

WHEREAS, Merger Sub, AFI and the Company have agreed to incorporate the applicable provisions of the Letter Agreement herein and to terminate the Letter Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Merger Sub, AFI and the Company agree as follows:

1.    Definitions. Unless otherwise defined herein, capitalized terms that are defined in the Merger Agreement and used herein shall have the meanings set forth in the Merger Agreement.

2.    Representation and Warranty of the Company. Except as otherwise disclosed in the Company Disclosure Letter (with specific reference to the representations and warranties to which the information in such letter relates) and as expressly set forth with particularity in the Company Reports filed after December 31, 2001 and publicly available prior to the date of this Agreement, the Company represents and warrants that the representations and warranties contained in Sections 5.1.1, 5.1.4, and 5.1.5 of the Merger Agreement are true and correct after giving effect to this Amendment.

3.    Representation and Warranty of AFI and Merger Sub. Except as set forth with particularity in the AFI SEC Documents publicly available prior to the date of this Agreement, AFI and Merger Sub, jointly and severally, represent and warrant that each of their representations and warranties contained in Sections 5.2.1, 5.2.2 and 5.2.3 of the Merger Agreement are true and correct after giving effect to this Amendment.

4.    Additional Representations and Warranties of the Company. (a) Section 5.1.32 of the Merger Agreement is hereby amended by adding the following at the end thereof:

“The Company has received an opinion from Credit Suisse First Boston LLC, dated as of February 22, 2004, to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock (other than AFI), a signed copy of which opinion has been delivered to AFI or will be delivered to AFI promptly after February 22, 2004.”

(b) The Merger Agreement is hereby amended to insert the following Section 5.1.34:

“5.1.34. Restricted Stock Agreements. Upon the execution and delivery by the Company, on the one hand, and each of the executives of the Company listed on Section 5.1.34 of the Company Disclosure Letter, on the other hand, of an agreement substantially in the form set forth in Section 5.1.34 of the Company Disclosure Letter (individually, a “Restricted Stock Agreement”, and collectively, the “Restricted Stock Agreements”), as contemplated by Section 7.21 hereof, each such Restricted Stock Agreement will be duly and validly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of each party thereto, enforceable against each party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity. When so executed and delivered, the Restricted Stock Agreements will eliminate certain restricted stock awards in an aggregate amount of $7,395,050 which would otherwise be payable to the executives of the Company listed on Section 5.1.34 of the Company Disclosure Letter if the Merger is consummated.”

5.    Amendment to Section 6.2. Section 6.2 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“6.2    Permitted Dividends. Notwithstanding anything in Section 6.1 to the contrary, at any time after January 1, 2004, the Company may: (a) set a record date for, and declare and pay a dividend to its stockholders who are record holders of the issued and outstanding shares of Common Stock immediately prior to the Effective Time in an aggregate amount not to exceed $12.5 million and (b) set a record date for, declare and pay a dividend to its stockholders who are record holders of the issued and outstanding shares of Common Stock immediately prior to the Effective Time in an amount not to exceed $0.10 per share of Common Stock, provided, that, (i) the Company shall, with respect to the dividend contemplated by clause (a) of this Section 6.2, use its commercially reasonable efforts to cause PwC to deliver the Adjusted Net Earnings Agreed Upon Procedures Report to AFI as soon as practicable after the date hereof, (ii) each such dividend shall be conditioned upon the Closing of the Merger, and (iii) the Company shall have complied with all Applicable Law with respect to the declaration and payment of each such dividend, including, without limitation, the applicable provisions of the DGCL and the applicable rules and regulations under the Exchange Act and the New York Stock Exchange Listed Companies Manual. Notwithstanding anything herein to the contrary, such two dividends shall be the only dividends MONY shall be permitted to set a record date for, declare or pay hereunder or otherwise.”

6.    Additional Covenants of the Company. (a) The Merger Agreement is hereby amended to (i) delete the word “and” at the end of Section 6.1(r), (ii) change the “(s)” at the beginning of the last clause of Section 6.1 to a “(t),” and to insert the following as the new penultimate clause of Section 6.1:

“(s) the Company shall not (a) amend any of the Restricted Stock Agreements; (b) waive any of its rights or any obligation of any other party under the Restricted Stock Agreements; or (c) enter into any other agreements or understandings with the Restricted Stock Agreement Counterparties with respect to the subject matter of the Restricted Stock Agreements; and”

(b) The Merger Agreement is hereby amended to insert the following Section 7.21:

“7.21    Restricted Stock Agreements. The Company shall use reasonable best efforts to cause each Restricted Stock Agreement to be duly and validly executed by the Company and the relevant executive of the Company listed on Section 5.1.34 of the Company Disclosure Letter as promptly as practicable. The Company shall deliver a copy of each executed Restricted Stock Agreement to AFI promptly after its execution.”

7.    Amendment to Section 8.3(f). Section 8.3(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Appraisal rights shall not have been perfected pursuant to Section 262(d) of the DGCL by stockholders of the Company with respect to more than 15% of the issued and outstanding shares of Common Stock as of immediately prior to the Effective Time; provided that in the event this condition is not satisfied as of the first date on which all of the other conditions to AFI’s and Merger Sub’s obligations to effect the Merger pursuant to this Article VIII have been satisfied or waived (such date, the “Appraisal Condition Trigger Date”), AFI and Merger Sub shall be deemed to have automatically and irrevocably waived the condition set forth in this Section 8.3(f) unless, within five (5) Business Days following the Appraisal Condition Trigger Date, AFI gives written notice (the “Appraisal Condition Notice”) to the Company of its intention to continue to invoke the condition set forth in this Section 8.3(f).”

8.    Amendment to Section 9.1. Section 9.1 of the Merger Agreement is hereby amended to insert the following stand alone paragraph immediately following Section 9.1(h):

“In addition, if AFI delivers the Appraisal Condition Notice to the Company pursuant to Section 8.3(f), this Agreement shall immediately terminate automatically without any action or consent of any of the parties hereto.”

9.    Amendment of Section 9.3(a)(iv). Section 9.3(a)(iv) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(iv) (A) an Alternative Transaction Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (B) this Agreement is terminated (i) by AFI or the Company pursuant to Section 9.1(b), (ii) by AFI pursuant to Section 9.1(g)(i) or (iii) automatically pursuant to the last sentence of Section 9.1 following the delivery of any Appraisal Condition Notice and (C) within 12 months of any such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal.”

10.    Amendment to Company Disclosure Letter. The Company Disclosure Letter is hereby amended to insert a new Section 5.1.34 in the form of Schedule 1 to this Amendment.

11.    Termination of Letter Agreement. The Letter Agreement shall be hereby terminated by mutual agreement of the parties from and after the date hereof, with no further liability or obligation to any party thereto, or their respective successors and assigns; provided that nothing herein shall be construed as a release of any such party’s rights or obligations in respect of any breach under the Letter Agreement prior to such termination.

12.    References. Each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

13.    Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby. Notwithstanding anything contained herein to the contrary, AFI and Merger Sub hereby acknowledge that the execution and delivery of the Restricted Stock Agreements by the Company and the Restricted Stock Agreement Counterparties do not constitute a breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement.

14.    Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

15.    Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

AXA FINANCIAL, INC.

By:	/s/ Richard Silver

Name: Richard Silver Title: Executive Vice President and General Counsel

AIMA ACQUISITION CO.

By:	/s/ Richard Silver

Name: Richard Silver Title: Secretary

THE MONY GROUP INC.

By:	/s/ Michael I. Roth

Name: Michael I. Roth Title: Chairman and Chief Executive Officer